Exhibit 4.1

FIRST AMENDMENT TO SERVICING AGREEMENT

This FIRST AMENDMENT, dated as of May 22, 2006 (this “Amendment”) is between GE CAPITAL CREDIT CARD MASTER NOTE TRUST, a Delaware statutory trust (“Successor Owner”) and GE MONEY BANK, successor by merger to Monogram Credit Card Bank of Georgia (“Servicer”) to the Servicing Agreement, dated as of June 27, 2003 (as may be further amended or modified from time to time, the “Servicing Agreement”), between Successor Owner and Servicer.

PRELIMINARY STATEMENTS

1.             Successor Owner and Servicer desire to amend certain provisions of the Servicing Agreement.

2.             In consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

AMENDMENTS

SECTION 1. Amendments to the Servicing Agreement. The Servicing Agreement is hereby amended as follows:

(a)           The following shall be added to Section 2.2 as a new subsection (f):

“(f)          Servicer shall deliver “Instructions”, as that term is defined in the Custody and Control Agreement dated as of September 25, 2003, by and among Deutsche Bank Trust Company Americas, as custodian (in such capacity, the “Custodian”), the Successor Owner and Deutsche Bank Trust Company Americas, as Indenture Trustee (the “Custody and Control Agreement”), on behalf of Successor Owner, and shall direct the Custodian as to the investment of funds credited to the Trust Accounts; provided that Servicer will direct the Custodian to invest only in Permitted Investments (as such terms are defined in the Custody and Control Agreement) maturing no later than the required distribution date for such funds or, if earlier, the date specified in the Related Documents.”

(b)           The following shall be added to Section 2.4 as a new clause (e):

“and (e) to deliver “Instructions” and other directions as to the investment of funds credited to the Trust Accounts (as such terms are defined in the Custody and Control Agreement) on behalf of the Successor Owner; provided that such directions will limit the investment of funds only to Permitted Investments (as such term is defined in the Custody and Control Agreement)

maturing no later than the required distribution date for such funds or, if earlier, the date specified in the Related Documents.”

(c)           Section 2.8 shall be replaced in its entirety with the following provisions:

“SECTION 2.8       Annual Officer’s Certificate and Assessment of Compliance.

(a)           Servicer shall deliver to Successor Owner and each Rating Agency on or before the 90th day following the end of each fiscal year of the Successor Owner (beginning with the first fiscal year after fiscal year 2005 in which the Successor Owner issues Notes that are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an Officer’s Certificate of the Servicer providing such information as is required under Item 1123 of Regulation AB under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act. On or before the 90th day following the end of each fiscal year ending prior to the first fiscal year for which an Officer’s Certificate is required to be furnished pursuant to the preceding sentence, the Servicer shall deliver to the Successor Owner an Officer’s Certificate of the Servicer substantially in the form of Exhibit A.

(b)           The Servicer shall deliver to the Successor Owner and each Rating Agency on or before the 90th day following the end of each fiscal year of the Successor Owner (beginning with the first fiscal year after fiscal year 2005 in which the Successor Owner issues Notes that are subject to Exchange Act reporting requirements), a report regarding the Servicer’s assessment of compliance with the applicable servicing criteria specified in Item 1122(d) of Regulation AB during the immediately preceding fiscal year, as required under Rules 13a-18 and 15d-18 of the Exchange Act.”

(d)           Section 2.9(a) is amended in its entirety to read as follows:

“(a)         On or before the 90th day following the end of each fiscal year of the Successor Owner (beginning with the first fiscal year after fiscal year 2005 in which the Successor Owner issues Notes that are subject to Exchange Act reporting requirements), Servicer shall cause a firm of nationally recognized independent public accountants (who may also render other services to Servicer) to furnish a report to the Successor Owner that attests to, and reports on, the Servicer’s assessment delivered pursuant to Section 2.8(b), which attestation report shall be made in accordance with the requirements of Rules 13a-18 and 15d-18 of the Exchange Act. The attestation report required by this paragraph may be replaced, at the Servicer’s option, by any similar attestation report using standards which are now or in the future in use by servicers of comparable assets or which otherwise comply with any rule, regulation, “no-action” letter or similar guidance promulgated by the Securities and Exchange Commission. Prior to such time as the Servicer is required to cause the report described in the first sentence of this Section 2.9(a) to be delivered, the Servicer shall cause a firm of nationally recognized independent public accountants to furnish such reports as were required to be delivered pursuant to Section 2.9(a) of this Agreement as in effect prior to the First Amendment to Servicing Agreement, dated as of May 22, 2006.”

(e)           Section 2.9(b) is amended by deleting the reference to “75th” where it appears therein and substituting therefor a reference to “90th”.

SECTION 2. Representations and Warranties. In order to induce the parties hereto to enter into this Amendment, each party hereto represents and warrants unto the other party hereto as set forth in this Section 3:

(a)           The execution, delivery and performance by such party of this Amendment are within its powers, have been duly authorized by all necessary action, and do not: (i) contravene its organizational documents or (ii) contravene any contractual restriction, law or governmental regulation or court decree or order being on or affecting it.

(b)           This amendment constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and general equitable principles.

SECTION 3. Binding Effect; Ratification.

(a)           This amendment shall become effective, as of the date first set forth above, when:

(i)            counterparts hereof shall have been executed and delivered by the parties hereto;

(ii)           the Rating Agency Condition is satisfied with respect to this Amendment; and

(iii)          the Transferor shall have delivered to the Successor Owner an Officer’s Certificate certifying that this Amendment will not cause an Adverse Effect (as defined in the Indenture).

(b)           When the condition set forth in Section 3(a) above has been satisfied, (i) this Amendment shall become part of the Servicing Agreement and (ii) each reference in the Servicing Agreement to “this Agreement” or “hereof”, “hereunder” or words of like import, and each reference in any other Related Document (as defined in the Servicing Agreement) to the Servicing Agreement shall mean and be a reference to the Servicing Agreement as amended hereby.

SECTION 4. Miscellaneous.

(a)           THIS AMENDMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARDING TO THE CONFLICT OF LAWS PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)           Headings used herein are for convenience of reference only and shall not affect the meanings of this Amendment.

(c)           This Amendment may be executed in any number of counterparts, and by parties hereto on separate counterparts, each of which shall be an original and all of which take together shall constitute one and the same agreement.

(d)           Executed counterparts may be delivered electronically

(e)           Notwithstanding anything contained herein to the contrary, this instrument has been countersigned by The Bank of New York (Delaware), not in its individual capacity but solely in its capacity as owner trustee of Successor Owner, and in no event shall The Bank of New York (Delaware), in its individual capacity, or any beneficial owner of Successor Owner have any liability for the representations, warranties, covenants, agreements or other obligations of Successor Owner hereunder, as to all of which recourse shall be had solely to the assets of Successor Owner. For all purposes of this Amendment, in the performance of any duties or obligations of Successor Owner hereunder, The Bank of New York (Delaware) shall be subject to, and entitled to the benefits of, the terms and provisions of Article VII of the Trust Agreement (as defined in the Indenture).

[Signature Pages Follow]

IN WITNESS WHEREOF, the Servicer and the Successor Owner have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

GE MONEY BANK, as Servicer

By:	/s/ Brent Wallace
Name: Brent Wallace
Title: President

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GE CAPITAL CREDIT CARD MASTER NOTE TRUST, as Successor Owner
By: The Bank of New York (Delaware), not in its individual capacity, but solely as Trustee

By:	/s/ Kristine K. Gullo
Name: Kristine K. Gullo
Title: Vice President

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